Exhibit (a)(5)(U)
The following is an excerpt from the transcript of Thermo Fisher’s Q2 2020 earnings call held on July 22, 2020:
Marc N. Casper
Chairman, President & Chief Executive Officer, Thermo Fisher Scientific, Inc.
Turning now to capital deployment, I’ll make a couple of comments on our pending acquisition of QIAGEN. As you saw in our press release last Thursday, we announced that we renegotiated certain aspects of our acquisition agreement. Given the considerable changes in industry dynamics since we originally announced the transaction in early March, we revised our offer. QIAGEN is making a significant contribution to the global pandemic response and we believe our new all-cash offer of €43 per share reflects the full and fair value of the business in the current environment while generating strong returns for both sets of shareholders. We’re very excited about this transaction, we look forward to bringing together our complementary offerings to help our customers fight the ongoing pandemic and combat other infectious diseases and emerging healthcare needs. For our shareholders we expect strong returns and believe that the accretion will be slightly more favorable than what we articulated in early March.
While there is still much work to be done over the next several months, we’re on track with the regulatory process and expect to complete the transaction in the first half of 2021. QIAGEN is an excellent fit for our company and we’re excited about the new opportunities we’ll have following the close.
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Jack Meehan
Analyst, Nephron Research
Okay. And then wanted to also follow up on QIAGEN. Clearly, unprecedented times, so I can appreciate the justification for the price increase. But there have been some questions around whether €43 is enough. So I was just hoping you could comment on your appetite or lack thereof to raise the price further and just walk us through what happens next in the tender process.
Marc N. Casper
Chairman, President & Chief Executive Officer, Thermo Fisher Scientific, Inc.
Yeah. So, Jack, thanks for the question. As everybody here knows, we’re extraordinarily disciplined in terms of our capital deployment strategy and ensuring that where we deploy our capital we’re going to strengthen the company strategically and generate strong returns for our shareholders. The dynamics are obviously, as you said, very different from the beginning of March to now, and QIAGEN has done a good job in terms of stepping up and making a real impact on society from a pandemic response. And we fought our way through that and had very good-faith negotiations with QIAGEN and came to an agreement at the €43. And we believe that’s the full and fair value.
In terms of our view is we were very clear in the process, and we disclosed that this morning, I think early hours, because of the German regulations. That is our best and final offer, and the process was very straightforward. The tender I believe ends around August 10, and if we clear the 66.67% threshold, then the tender is complete, and this as you know is the mechanism. And the deal proceeds. And if we don’t get the 66.67%, the deal is over because there’s a cooling off period in Germany. So there is no revised offer. That is what it is, and we think it’s very appropriate for both sets of shareholders. And we look forward to completing the tender process and then moving forward through the regulatory process and welcoming our over 5,000 new colleagues next year into the company.

Forward-Looking Statements
This transcript contains forward-looking statements that involve a number of risks and uncertainties, including statements about expected revenue growth and long-term impacts of the COVID-19 pandemic. Words such as “believes,” “anticipates,” “plans,” “expects,” “seeks,” “estimates,” and similar expressions are intended to identify forward-looking statements, but other statements that are not historical facts may also be deemed to be forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the duration and severity of the COVID-19 pandemic; the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties; dependence on customers’ capital spending policies and government funding policies; the effect of economic and political conditions and exchange rate fluctuations on international operations; use and protection of intellectual property; the effect of changes in governmental regulations; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to recent or pending acquisitions, including the proposed transaction, may not materialize as expected; the proposed transaction not being timely completed, if completed at all; regulatory approvals required for the transaction not being timely obtained, if obtained at all, or being obtained subject to conditions; prior to the completion of the transaction, QIAGEN’s business experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, licensees, other business partners or governmental entities; difficulty retaining key employees; the outcome of any legal proceedings related to the proposed transaction; and the parties being unable to successfully implement integration strategies or to achieve expected synergies and operating efficiencies within the expected time-frames or at all. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in Thermo Fisher’s Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarter ended March 28, 2020, which are on file with the U.S. Securities and Exchange Commission (“SEC”) and available in the “Investors” section of Thermo Fisher’s website, ir.thermofisher.com, under the heading “SEC Filings,” and in any subsequent Quarterly Reports on Form 10-Q and other documents Thermo Fisher files with the SEC, and in QIAGEN’s Annual Report on Form 20-F for the year ended December 31, 2019, which is on file with the SEC and available in the “Investor Relations” section of QIAGEN’s website, corporate.qiagen.com/investor-relations, under the heading “Financial Reports,” and in any subsequent Quarterly Reports on Form 6-K and other documents QIAGEN files or furnishes with the SEC. While Thermo Fisher or QIAGEN may elect to update forward-looking statements at some point in the future, Thermo Fisher and QIAGEN specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing either Thermo Fisher’s or QIAGEN’s views as of any date subsequent to today.
Additional Information and Where to Find It
This transcript is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any ordinary shares of QIAGEN or any other securities, nor is it a substitute for the tender offer materials that Thermo Fisher and/or its acquisition subsidiary has filed with the SEC and published in Germany. The terms and conditions of the tender offer are published in, and the offer to purchase ordinary shares of QIAGEN is made only pursuant to, the offer document, the publication of which was permitted by German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht), and related offer materials prepared by Thermo Fisher and/or its acquisition subsidiary. The offer document for the tender offer (in German and in English), as amended, containing the detailed terms and conditions of, and other information relating to, the tender offer is, among other things, published on the internet at https://corporate.thermofisher.com/en/offer.html.
Acceptance of the tender offer by shareholders that are resident outside of the member states of the European Union and the European Economic Area and the United States may be subject to further legal requirements. With respect to the acceptance of the tender offer outside of the member states of the European Union and the European Economic Area and the United States, no responsibility is assumed for the compliance with such legal requirements applicable in the respective jurisdiction.
THE TENDER OFFER MATERIALS (INCLUDING THE OFFER DOCUMENT, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND

QIAGEN’S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, AS WELL AS QIAGEN’S RECOMMENDATION STATEMENT PURSUANT TO SEC. 27 OF THE GERMAN SECURITIES ACQUISITION AND TAKEOVER ACT (WERTPAPIERERWERBS- UND ÜBERNAHMEGESETZ-WPÜG) AND POSITION STATEMENT (GEMOTIVEERDE STANDPUNTBEPALING) PURSUANT TO SECTION 18 AND APPENDIX G OF THE DUTCH DECREE ON PUBLIC TAKEOVERS (BESLUIT OPENBARE BIEDINGEN), AS THEY MAY BE AMENDED FROM TIME TO TIME, CONTAIN IMPORTANT INFORMATION. INVESTORS AND SHAREHOLDERS OF QIAGEN ARE URGED TO READ THESE DOCUMENTS CAREFULLY BECAUSE THEY, AND NOT THIS DOCUMENT, WILL GOVERN THE TERMS AND CONDITIONS OF THE TENDER OFFER, AND BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT SUCH PERSONS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR ORDINARY SHARES.
The tender offer materials, including the offer document and the related letter of transmittal and certain other tender offer documents, and the solicitation/recommendation statement and other documents filed with the SEC by Thermo Fisher or QIAGEN, may be obtained free of charge at the SEC’s website at www.sec.gov or at QIAGEN’s website at www.qiagen.com or by contacting QIAGEN’s investor relations department at 240-686-2222 or at Thermo Fisher’s website at www.thermofisher.com or by contacting Thermo Fisher’s investor relations department at 781-622-1111. In addition, Thermo Fisher’s tender offer statement and other documents it files with the SEC are available at https://ir.thermofisher.com/investors. Furthermore, copies of the offer document are also available free of charge by contacting D.F. King & Co., Inc., Thermo Fisher’s information agent for the tender offer.